UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 9, 2013

FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 9, 2013, FairPoint Communications, Inc. (the “Company”) entered into an amended and restated employment agreement with its Chief Executive Officer, Paul H. Sunu (the “Employment Agreement”). The Employment Agreement entirely replaces the employment agreement made and entered into as of August 16, 2010 by and between the Company and Mr. Sunu.
Pursuant to the Employment Agreement, Mr. Sunu will serve as Chief Executive Officer of the Company (together with such other position or positions consistent with Mr. Sunu's title as the board of directors of the Company (the “Board”) shall specify from time to time) for a period commencing on April 9, 2013 and ending on August 31, 2016, unless terminated sooner. Mr. Sunu's term of employment under the Employment Agreement shall be extended automatically for successive one-year terms unless notice of termination is given by either the Company or Mr. Sunu prior to the expiration of the term of employment (including any extension thereof) pursuant to the terms of the Employment Agreement. In addition, under the Employment Agreement, Mr. Sunu shall be nominated to the Board (and shall so serve if elected).
Under the Employment Agreement, Mr. Sunu will receive an annual base salary of not less than $800,000, which will be subject to annual review by the compensation committee of the Board and may be increased in the discretion of the compensation committee following consultation with the independent directors of the Board. Mr. Sunu is eligible to participate in the Company's annual incentive plan and is eligible to earn a performance-based bonus thereunder. Mr. Sunu's target level bonus under the annual incentive plan is 100% of the base salary payable to him during the applicable performance period, with a maximum bonus of up to 150% of such base salary. Mr. Sunu is also eligible to participate in the benefit and other plans made available generally to the Company's other senior executives, including but not limited to the FairPoint Communications, Inc. 2010 Long Term Incentive Plan (the “LTIP”), as determined in the discretion of the compensation committee. Shares and/or options granted to Mr. Sunu under the LTIP will be subject to the terms and conditions as determined by the Company, as set forth in the LTIP, and will be subject to vesting upon such terms as the compensation committee may direct at the time of grant. In any year that the compensation committee determines to make a grant or grants under the LTIP, the grant date value of any award to Mr. Sunu is anticipated to be no less than 1.5 times the annual base salary payable to him in effect at such time. In addition, pursuant to the Employment Agreement, the Company will indemnify and hold harmless Mr. Sunu in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company, to the fullest extent permitted by Delaware law, subject to certain provisions set forth in the Employment Agreement.
Under the Employment Agreement with Mr. Sunu, either party may terminate Mr. Sunu's employment at any time. In the event (a) the Company terminates Mr. Sunu's employment without cause (as defined in the Employment Agreement), (b) the term of employment under the Employment Agreement expires following the Company's delivery of a non-extension notice or (c) Mr. Sunu resigns his employment for good reason (as defined in the Employment Agreement), Mr. Sunu will receive: (x) all accrued but unpaid base salary through the date of termination of Mr. Sunu's employment, any unpaid or unreimbursed business expenses, any benefits provided under the Company's employee benefit plans upon a termination of employment (in accordance with the terms of such plans), and any amounts payable under the LTIP (in accordance with its terms) (collectively, the "Accrued Obligations"), (y) any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu's employment) and a pro rata portion of the annual incentive plan bonus for the year in which the termination occurred (as determined by the compensation committee in good faith based on certain factors set forth in the Employment Agreement) and (z) an amount equal to the sum of (A) two times the amount of Mr. Sunu's then-current base salary, (B) two times the amount of Mr. Sunu's average annual incentive plan bonus (determined based on Mr. Sunu's actual annual bonus in the two years immediately preceding the year in which termination occurs), and (C) the cost of continued health and disability insurance coverage for Mr. Sunu and his covered dependents for a period of 24 months. In addition, upon termination of his employment under the circumstances described in (a), (b) and (c) above, Mr. Sunu shall be entitled to immediate accelerated vesting of (i) the next tranche of any time-based equity award that would have otherwise vested except for the termination or receipt of a non-extension notice and (ii) any performance-based equity award, if, in the discretion of the compensation committee, the performance vesting criteria have been met as of the date of termination, prorated for the time employed during the performance period prior to the date of termination or receipt of a non-extension notice. In the event that Mr. Sunu's employment is terminated by the Company without cause (other than due to his death or disability) within 12 months before or 12 months after a change in control (as defined in the Employment Agreement), Mr. Sunu shall be entitled to the payments and benefits described above, provided, however, that the amount described in subclause (B) above will be adjusted to the greater of the amount payable as described in such subclause or two times the amount of Mr. Sunu's target annual incentive plan bonus for the year in which the termination occurred. Furthermore, in the event of Mr. Sunu's termination under the circumstances described in the immediately preceding sentence, Mr. Sunu will receive immediate accelerated vesting of all outstanding unvested equity awards in lieu of the benefits described in subclauses (i) and (ii) above with respect to any time-based or performance-based equity awards.
In the event that Mr. Sunu's employment is terminated (a) by the Company with cause, (b) by Mr. Sunu without good reason or (c) upon the expiration of the term of employment following delivery by Mr. Sunu to the Company of a non-extension notice pursuant to the terms of the Employment Agreement, Mr. Sunu shall be entitled to all Accrued Obligations only. However, Mr.

Sunu shall be entitled to receive the payments and benefits as provided by the Employment Agreement for termination by Mr. Sunu for good reason, subject to the same conditions as those under such circumstances, in the event that Mr. Sunu provides the Company with notice of his termination of employment without good reason during the 13th month following the consummation of a change in control.
In the event that Mr. Sunu's employment is terminated due to death or disability, Mr. Sunu or his estate or his beneficiaries, as the case may be, shall be entitled to (x) all Accrued Obligations, (y) any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu's employment), and (z) an amount equal to the sum of (A) Mr. Sunu's then-current base salary, (B) Mr. Sunu's annual incentive plan bonus for the immediately preceding fiscal year, and (C) the cost of continued health and disability insurance coverage for Mr. Sunu and his covered dependents during the 12 month period following the date of such termination.
Mr. Sunu is also entitled to reimbursement by the Company of his relocation expenses not to exceed $480,000 upon conclusion of his employment for any reason other than his death or a termination by the Company for cause. In order to receive such reimbursement, Mr. Sunu must incur the reimbursable expenses and submit requests for such reimbursement within 18 months of the termination of his employment with the Company, provided, however, that the relocation expenses shall be deemed expended in full by Mr. Sunu on the date that is 18 months subsequent to such termination and Mr. Sunu shall receive the remainder of the $480,000 within 30 days of such date.
In the event that (a) Mr. Sunu's employment is terminated due to death or disability, (b) the Company terminates Mr. Sunu's employment without cause (including such termination within 12 months before or 12 months after a change in control), (c) the term of employment under the Employment Agreement expires following the Company's delivery of a non-extension notice to Mr. Sunu, or (d) Mr. Sunu terminates his employment with good reason, the payment of any amount or provision of any benefit in connection therewith, subject to certain exceptions set forth in the Employment Agreement, is conditioned upon Mr. Sunu's execution and delivery to the Company of a release of all claims against, among other parties, the Company and its subsidiaries.
The Employment Agreement does not require the Company to provide any tax gross-up on the benefits paid under the Employment Agreement.
Mr. Sunu's entitlement to payments and benefits under the Employment Agreement is also subject to his compliance with a non-interference agreement with the Company, pursuant to which Mr. Sunu agrees to, among other things, certain non-competition and non-solicitation provisions for 24 months following his employment with the Company.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, which the Company intends to file on or prior to May 10, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
	Name:	Shirley J. Linn
	Title:	Executive Vice President and General Counsel
Date: April 12, 2013